Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-198971 and No. 333-248613) on Form S-8 of IRADIMED CORPORATION of our report dated March 2, 2023, relating to the financial statements of IRADIMED CORPORATION, appearing in this Annual Report on Form 10-K of IRADIMED CORPORATION for the year ended December 31, 2022.

/s/ RSM US LLP

Orlando, Florida
March 2, 2023